Exhibit 99

Exhibit 99

Company Press Release dated February 8, 2018

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Marty Filogamo Senior Vice President – Marketing Manager Farmers & Merchants Bancorp, Inc. (419) 445-3501 ext. 15435 mfilogamo@fm-bank.com.	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Farmers & Merchants Bancorp, Inc. Reports Record

2017 Fourth-Quarter and Full-Year Financial Results

ARCHBOLD, OHIO, February 8, 2018 Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) today reported financial results for the 2017 fourth quarter and twelve months ended December 31, 2017.

2017 Fourth Quarter Financial Highlights Include (on a year-over-year basis unless noted):

•	59 consecutive quarters of profitability

•	Total gross loans increased 3.5% from 2017 third quarter

•	Net interest income after provision for loan losses increased 12.0% to $9,481,000

•	Net income increased 7.6% to a record $3,436,000

•	Basic and diluted earnings per share increased 5.7% to $0.37

(share data has been adjusted to reflect the two-for-one stock split on September 20, 2017)

•	Return on average assets of 1.25%, up from 1.22%

•	Return on average equity of 10.29%, up from 10.12%

2017 Full-Year Financial Highlights Include:

•	Total gross loans increased 8.6% to a record $823,024,000

•	Net interest income after provision for loan losses increased 10.9% to $35,899,000

•	Net income increased 9.1% to a record $12,720,000

•	Basic and diluted earnings per share increased 8.7% to a record $1.38

(share data has been adjusted to reflect the two-for-one stock split on September 20, 2017)

•	Return on average assets of 1.18%, up from 1.14%

•	Return on average equity of 9.75%, up from 9.38%

•	Tangible book value per share increased 7.0% to $13.99

“Across the board, 2017 was an historic year of achievements for Farmers & Merchants as our bank attained record financial and operating results,” stated Paul S. Siebenmorgen, President and Chief Executive Officer. “During 2017, total loans increased 8.6% to a record $823,024,000, and profitability improved 9.1% to a record $12,720,000, driven by a net interest margin of 3.61%, which was an increase of five basis points over the prior year. The growth we achieved during 2017 was a direct result of the company’s focus on loan growth, the contribution of the three new branches we have opened in the past three years, and stable economic trends across our markets. I am pleased that we were able to share 2017’s success with our shareholders by increasing the company’s quarterly cash stock dividend twice during the year, as well as declaring a two-for-one stock split in August. The annual cash dividend, adjusted for the two-for-one stock split, increased 8.7% year-over-year to $0.50 per share, representing the 18th consecutive year F&M raised its annual cash dividend. Finally, I am encouraged by F&M’s improving investor awareness, as a result of the company’s strong 2017 operating and financial results, the uplisting to Nasdaq, the inclusion into the Russell 3000, and the two-for-one stock split.”

Income Statement

Net income for the 2017 fourth quarter ended December 31, 2017 was $3,436,000, or $0.37 per basic and diluted share, compared to $3,194,000, or $0.35 per basic and diluted share for the same period last year. The 7.6% improvement in net income for the 2017 fourth quarter was primarily due to a 12.0% increase in net interest income after provision for loan losses, partially offset by a 4.9% increase in noninterest expense.

Net income for the 2017 twelve months was $12,720,000, or $1.38 per basic and diluted share compared to $11,664,000, or $1.27 per basic and diluted share for the twelve months ended December 31, 2016. The 9.1% improvement in net income for 2017 was primarily due to a 10.9% increase in net interest income after provision for loan losses, partially offset by a 4.7% increase in noninterest expense.

The Tax Cuts and Jobs Act of 2017 did not have a material impact on F&M’s 2017 fourth quarter or full year financial results, and the company expects to benefit from a lower effective tax rate in 2018.

Loan Portfolio and Asset Quality

Total loans were $823,024,000, compared to $758,094,000 at December 31, 2016, and $795,205,000 at September 30, 2017. Total loans for 2017, compared to 2016, increased 8.6%, and were up 3.5% from the 2017 third quarter. Year-over-year loan growth was strong across many of the company’s lending areas and included an 8.8% increase in commercial real estate loans, a 15.6% increase in commercial and industrial loans, a 13.8% increase in consumer loans, an 2.7% increase in agricultural real estate loans, and a 12.5% increase in agricultural loans, partially offset by a 3.0% reduction in consumer real estate loans.

The company’s provision for loan losses for the 2017 fourth quarter was $25,000, compared to $197,000 for the 2016 fourth quarter. The provision for loan losses for 2017 was $222,000, compared to $1,121,000 in 2016.

F&M’s loan quality remains strong as the allowance for loan losses to nonperforming loans was 684.8% at December 31, 2017, compared to 490.4% at December 31, 2016. Net charge-offs for the year ended December 31, 2017 were $138,000, or 0.02% of average loans, compared to $394,000 or 0.05% of average loans, at December 31, 2016.

Stockholders’ Equity and Dividends

Tangible stockholders’ equity increased to $129,667,000 as of December 31, 2017, compared to $120,763,000 at December 31, 2016. On a per share basis, tangible stockholders’ equity at December 31, 2017 was $13.99 compared to $13.07 at December 31, 2016. The increase in tangible stockholders’ equity is the result of growth in retained earnings due to increased profitability. At December 31, 2017, the company had a Tier 1 leverage ratio of 12.02%, compared to 11.77% at December 31, 2016.

For 2017, the company declared cash dividends of $0.50 per share, which is an 8.7% increase over 2016’s declared dividend. For 2017, the dividend payout ratio was 34.72% compared to 32.97% for the same period last year.

Mr. Siebenmorgen concluded, “F&M remains well positioned in its local Northwest Ohio and Northeast Indiana markets, which continue to demonstrate favorable economic trends. While we had many financial and operating achievements during 2017, we are not complacent. Across all layers of the company we remain focused on executing our growth-oriented business plan and see significant growth opportunities throughout 2018 and beyond within our existing markets, as well as the three new markets we have entered in the past three years. The company continues to implement its proactive de novo growth strategy, and during the 2018 first quarter, F&M opened its 25th branch in Findlay, Ohio. I am excited to enter Hancock County and begin offering our community-oriented banking services to customer within this compelling market. Our 2017 financial results demonstrate the success we are having achieving our growth goals and we are optimistic 2018 will be another good year for the bank.”

About Farmer & Merchants State Bank:

The Farmers & Merchants State Bank is a local independent community bank that has been serving Northwest Ohio and Northeast Indiana since 1897. The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 25 offices. Our locations are in Fulton, Defiance, Hancock, Henry, Lucas, Williams, and Wood counties in Northwest Ohio. In Northeast Indiana we have offices located in DeKalb, Allen and Steuben counties.

Safe harbor statement

Farmers & Merchants Bancorp, Inc. (“F&M”) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov.

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME (Unaudited)

(in thousands of dollars, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Interest Income
Loans, including fees	$9,828	$8,706	$37,195	$33,703
Debt securities:
U.S. Treasury and government agencies	610	639	2,480	2,373
Municipalities	288	344	1,193	1,437
Dividends	52	38	187	149
Federal funds sold	59	13	69	22
Other	31	6	124	43

Total interest income	10,868	9,746	41,248	37,727
Interest Expense
Deposits	1,194	931	4,483	3,617
Federal funds purchased and securities sold
under agreements to repurchase	131	112	497	458
Borrowed funds	37	38	147	148

Total interest expense	1,362	1,081	5,127	4,223

Net Interest Income - Before Provision for Loan Losses	9,506	8,665	36,121	33,504
Provision for Loan Losses	25	197	222	1,121

Net Interest Income After Provision For Loan Losses	9,481	8,468	35,899	32,383
Noninterest Income
Customer service fees	1,478	1,621	5,609	6,118
Other service charges and fees	1,054	924	4,268	3,774
Net gain on sale of loans	211	269	811	888
Net gain on sale of available for sale securities	—	85	47	588

Total noninterest income	2,743	2,899	10,735	11,368
Noninterest Expense
Salaries and Wages	3,239	2,959	12,613	11,620
Employee benefits	987	897	3,635	3,323
Net occupancy expense	268	376	1,489	1,459
Furniture and equipment	402	431	1,858	1,724
Data processing	294	277	1,213	1,409
Franchise taxes	226	220	902	878
Net (gain) loss on sale of other assets owned	—	42	27	81
FDIC Assessment	83	39	330	407
Mortgage servicing rights amortization	88	108	354	419
Other general and administrative	1,618	1,517	6,310	6,111

Total other operating expenses	7,205	6,866	28,731	27,431

Income Before Income Taxes	5,019	4,501	17,903	16,320
Income Taxes	1,583	1,307	5,183	4,656

Net Income	3,436	3,194	12,720	11,664

Other Comprehensive Income (Loss) (Net of Tax):
Net unrealized gain (loss) on available for sale securities	(1,717)	(5,373)	267	(2,721)
Reclassification adjustment for gain on sale of available for sale securities	—	(85)	(47)	(588)

Net unrealized gain (loss) on available for sale securities	(1,717)	(5,458)	220	(3,309)
Tax expense (benefit)	(585)	(1,856)	74	(1,125)

Other comprehensive income (loss)	(1,132)	(3,602)	146	(2,184)
Comprehensive Income (Loss)	$2,304	$(408)	$12,866	$9,480

Earnings Per Share - Basic and Diluted(1)	$0.37	$0.35	$1.38	$1.27

Dividends Declared(1)	$0.13	$0.12	$0.50	$0.46

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

FARMERS & MERCHANTS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2017 AND 2016

(in thousands of dollars)

	(in thousands of dollars)
	December 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and due from banks	$33,480	$27,348
Federal Funds Sold	987	974

Total cash and cash equivalents	34,467	28,322
Interest-bearing time deposits	4,018	1,915
Securities - available-for-sale	196,398	218,527
Other Securities, at cost	3,717	3,717
Loans held for sale	1,221	2,055
Loans, net	816,156	751,310
Premises and equipment	21,617	21,457
Construction in Progress	109	-
Goodwill	4,074	4,074
Mortgage Servicing Rights	2,299	2,192
Other Real Estate Owned	674	774
Bank Owned Life Insurance	14,523	14,376
Other assets	7,736	7,176

Total Assets	$1,107,009	$1,055,895

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest-bearing	$199,114	$186,390
Interest-bearing
NOW accounts	298,711	230,446
Savings	233,949	226,537
Time	187,566	198,830

Total deposits	919,340	842,203
Federal Funds Purchased and Securities sold under agreements to repurchase	39,495	70,324
Federal Home Loan Bank (FHLB) advances	5,000	10,000
Dividend payable	1,193	1,053
Accrued expenses and other liabilities	7,844	6,738

Total liabilities	972,872	930,318

Commitments and Contingencies
Stockholders’ Equity
Common stock - No par value 20,000,000 shares authorized; issued and outstanding 10,400,000 shares 12/31/17 and 12/31/16(1)	11,546	11,947
Treasury Stock - 1,134,120 shares 12/31/17, 1,158,250 shares 12/31/16(1)	(12,160)	(12,267)
Retained earnings	136,577	127,869
Accumulated other comprehensive loss	(1,826)	(1,972)

Total stockholders’ equity	134,137	125,577

Total Liabilities and Stockholders’ Equity	$1,107,009	$1,055,895

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017

	For the Three Months Ended		For the Twelve Months Ended
	December 31		December 31
Selected financial data	2017	2016	2017	2016
Return on average assets	1.25%	1.22%	1.18%	1.14%
Return on average equity	10.29%	10.12%	9.75%	9.38%
Yield on earning assets	4.24%	4.05%	4.12%	4.00%
Cost of interest bearing liabilities	0.71%	0.55%	0.68%	0.59%
Net interest spread	3.53%	3.49%	3.44%	3.41%
Net interest margin	3.72%	3.61%	3.61%	3.56%
Efficiency	58.15%	58.98%	60.62%	61.00%
Dividend payout ratio	34.72%	32.97%	36.02%	35.68%
Tangible book value per share (1)	$13.99	$13.07
Tier 1 capital to average assets	12.02%	11.77%

	December 31
Loans	2017	2016
(Dollar amounts in thousands)
Commercial real estate	$410,520	$377,481
Agricultural real estate	64,073	62,375
Consumer real estate	83,620	86,234
Commercial and industrial	126,275	109,256
Agricultural	95,111	84,563
Consumer	37,757	33,179
Industrial development bonds	6,415	5,732
Less: Net deferred loan fees and costs	(747)	(726)

Total loans	$823,024	$758,094

	December 31
Asset quality data	2017	2016
(Dollar amounts in thousands)
Nonaccrual loans	$1,003	$1,384
Troubled debt restructuring	$683	$697
90 day past due and accruing	$—	$—
Nonperforming loans	$1,003	$1,384
Other real estate owned	$674	$774
Non-performing assets	$1,677	$2,158
(Dollar amounts in thousands)
Allowance for loan and lease losses	$6,868	$6,784
Allowance for loan and lease losses/total loans	0.83%	0.89%
Net charge-offs:
Quarter-to-date	$27	$25
Year-to-date	$138	$394
Net charge-offs to average loans
Quarter-to-date	0.00%	0.00%
Year-to-date	0.02%	0.05%
Non-performing loans/total loans	0.12%	0.18%
Allowance for loan and lease losses/nonperforming loans	684.83%	490.39%

(1)	Share data has been adjusted to reflect a 2-for-1 stock split on September 20, 2017